Exhibit 99.1

Janus Henderson Announces Changes to Board of Directors

LONDON – June 2, 2023 – Janus Henderson Group plc (NYSE/ASX: JHG) (“Janus Henderson” or the “Company”) today announced that Ed Garden has resigned from the Company’s Board of Directors, and Josh Frank, a Partner at Trian Fund Management, L.P. (“Trian”), has been appointed as an independent non-executive director in place of Mr. Garden, both effective as of June 9, 2023. Mr. Garden has decided to retire as Trian’s Chief Investment Officer (“CIO”) to focus on managing his personal investments through his family office. He will continue as a Senior Advisor to Trian.

Mr. Frank is Co-CIO and a member of Trian’s Investment Committee. He previously served as Trian’s Co-Head of Research from 2020 to 2023, and he has been a member of Trian’s investment team since Trian’s inception in 2005. Mr. Frank served as a director of Sysco Corporation from 2015 to 2021. During his tenure, he served on Sysco’s Compensation and Leadership Development and Audit Committees. From 2003 to 2007, Mr. Frank was an Associate, Corporate Development at Triarc Companies, Inc. Prior to joining Triarc, Mr. Frank worked at Credit Suisse First Boston in both the mergers & acquisitions and healthcare investment banking groups. Mr. Frank has a BA (cum laude) in economics from Yale University.

John Cassaday, Chair of the Janus Henderson Board of Directors, said:

“On behalf of the Board, I want to thank Ed for his significant contributions to the Company’s purpose of helping its clients, and their clients, invest in a brighter future together. While we are sorry to lose his helpful insights, we are delighted to welcome Josh as an independent director on the Board. Josh is an extremely well-regarded leader in corporate strategy development and corporate governance, and his breadth and depth of experience will be invaluable in helping guide and position Janus Henderson for future success.”

Ali Dibadj, CEO Janus Henderson, said:

“On behalf of everyone at Janus Henderson, I want to thank Ed for the truly valuable contributions he made in developing the strategy we are now executing to help clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. We extend a warm welcome to Josh as he joins the Board and look forward with excitement to benefitting from his great experience of the corporate marketplace.”

Nelson Peltz, Co-Founder and CEO of Trian, said:

“Trian remains highly confident in the strength, composition, and expertise of the Janus Henderson Board of Directors and its management team ably led by Ali Dibadj. As the Company’s largest shareholder, Trian strongly supports Ali and his management team’s vision and execution and believes that the Company is well-positioned to help clients achieve their desired investment outcomes while delivering significant long-term shareholder value. With his fresh perspectives on corporate strategy and governance, Trian is confident Josh will bring new viewpoints to serve the best interests of the firm, its clients, and shareholders.”

Ed Garden, Trian Senior Advisor, said:

“It’s been a privilege to have served on the Janus Henderson Board. I wish to express my strong support for Ali, and I am also highly supportive of the Company’s management team, newly defined strategy, cost-efficiency program, and recently refreshed Board, which going forward will include two of my former partners at Trian. I will be leaving the Board confident in the Company’s business momentum and long-term strategy and believe the Company is well-positioned to help clients define and achieve their desired investment outcomes while delivering significant long-term shareholder value.”

Josh Frank, Co-CIO of Trian, said:

“I am honored to be appointed to the Janus Henderson Board as an independent non-executive director and to follow in Ed’s footsteps of strong leadership and commitment to the Company. I look forward to working closely with the other members of the Board and Ali and his management team, to help guide and position Janus Henderson for future success.”

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of March 31, 2023, Janus Henderson had approximately US$311 billion in assets under management, more than 2,000 employees, and offices in 24 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Investor enquiries:

Jim Kurtz, Head of Investor Relations

+1 (303) 336 4529

jim.kurtz@janushenderson.com

Media enquiries:

Nicole Mullin, Director of Media Relations

+44 207 818 2511

nicole.mullin@janushenderson.com

Sarah Johnson, Director of Media Relations & Corporate Communications

+1 (303) 336 4219

sarah.johnson@janushenderson.com